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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated July 28, 2003, with respect to the consolidated financial statements of MedSource Technologies, Inc. and subsidiaries included in Amendment No. 3 to the Registration Statement (Form S-4) and related Prospectus of Medical Device Manufacturing, Inc. for the registration of $175,000,000 of 10% Senior Subordinated Notes due 2012.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
January 4, 2005

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Consent of Independent Registered Public Accounting Firm